U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed Pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


(    )  Check  this  box  if  no longer subject to Section 126. Form 4 or Form 5 obligations  may  continue.
        See  Instruction  1(b).

1.   Name  and  Address  of  Reporting  Person

     SMITH           ROBERT                    DORSEY
     ----------------------------------------------------
     (Last)          (First)                   (Middle)

     90 VALLEY DRIVE
     ----------------------------------------------------
     (Street)

     SALEM                CONNECTICUT          06420
     ----------------------------------------------------
     (City)               (State)              (Zip)

2.   Issuer  Name  and  Ticker  or  Trading  Symbol

     USA  VIDEO  INTERACTIVE  CORP.  -  OTC  BB  -  "USVO"    TSX  "US"
     ------------------------------------------------------------------

3.   IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.   Statement  for  Month/Day/Year

     03/12/03

5.   If  Amendment,  Date  of  Original  (Month/Day/Year)


6.   Relationship  of  Reporting  Person  to  Issuer  (Check  all  applicable)

      X       Director            10%  Owner

      X       Officer  (Give  title  below)            Other  (specify  below)

     CHIEF OPERATING OFFICER

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


                                                                                                     6. Owner-  7. Nature
                                                                                       5. Amount of     ship       of In-
                                   2. Trans                                               Securities    Form:      direct
                                      action Date              4. Securities Acquired     Beneficially  Direct     Bene-
                                                 3. Trans-        or Disposed of (D)      Owned at      (D) or     ficial
                                      (Month/       action Code   (Instr. 3, 4 & 5)       End of        Indirect   Owner-
                                       Day/         (Instr. 8)                            Month         (I)        ship
1.  Title of Security (Instr. 3)       Year)     Code    V     Amount  (A) or  Price      (Inst. 3&4)   (Inst.4)  (Inst.4)
                                                                       (D)
-------------------------------    ---------     ------- ----- ------  -----   ------  ------------  --------   ----------

-------------------------------    ---------     ------- ----- ------  -----   ------  ------------  --------   ----------

-------------------------------    ---------     ------- ----- ------  -----   ------  ------------  --------   ----------

-------------------------------    ---------     ------- ----- ------  -----   ------  ------------  --------   ----------




  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                             6.
                                                             Date
                                                             Exer-                                    9.        10.
                                             5.              cisable          7.                      Number    Owner-
                                             Number of       and Ex-          Title and               of        ship
                                             Deriva          piration         Amount of               Deriv-    Form     11. Na-
                                             tive            Date             Underlying      8.      ative     of De-   ture
                                             securities      (Month/          Securities      Price   Secur-    rivative of In-
                2. Conver-                   Acquired        Day/             (Instr.3        of      ities     Secur-   direct
                sion or   3. Trans- 4.       (A) or          Year)             and 4)         Deriva- Bene-     ity:     Bene-
                Exercise  action    Trans-   Disposed        Date                     Amount  ative   fically   Direct   ficial
1. Title of     Price of  Date      action   of (D)          Ex-      Ex-             or      Secur-  Owned     (D) or   Owner-
Derivative      Deriv-    (Month/   Code     (Instr.3,       er-      pira-           Number  ity   . at End    Indi-    ship
Security        ative     Day/      (Instr.8) 4 and 5)       cis-     tion            of      (Instr  of Month  rect (I) (Instr.
Instr.3)        Security  Year)     Code   V (A)     (D)     able     Date     Title  Shares  5)      (Instr.4) (Inst 4)  4)

------------   --------   --------  ---  ---  -----  ------  -------  -------  ------ ------  ------  --------  -------  -------
Warrants        0.66     03/12/03     E        40,000       03/12/01 03/12/03 Common   40,000 0.66    Nil        D
------------   --------   --------  ---  ---  -----  ------  -------  -------  ------ ------  ------  --------  -------  -------
------------   --------   --------  ---  ---  -----  ------  -------  -------  ------ ------  ------  --------  -------  -------

------------   --------   --------  ---  ---  -----  ------  -------  -------  ------ ------  ------  --------  -------  -------

Explanation of Responses:



     "Robert J. Smith"                        April 11, 2003
     ---------------------                    -------------------
     Signature  of  Reporting  Person         Date


**  Intentional  misstatements or omissions of facts constitute Federal Criminal
Violations.   See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.